Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Quarterly Financial and Operating Results; Declares Quarterly Cash Distribution of $0.675 Per Unit

TULSA, OKLAHOMA, October 27, 2015 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended September 30, 2015 (the “2015 Quarter”).  Net income in the 2015 Quarter fell to $83.4 million, or $0.61 per basic and diluted limited partner unit, compared to $120.0 million, or $1.13 per basic and diluted limited partner unit, for the quarter ended September 30, 2014 (the “2014 Quarter”).  Results for the 2015 Quarter were negatively impacted by two non-recurring items.  First, compared to the 2014 Quarter, equity in loss of affiliates related to White Oak Resources LLC (“White Oak”) increased $17.0 million prior to ARLP’s July 31, 2015 acquisition of the remaining equity interests in White Oak and assumption of operating control of the White Oak Mine No. 1 (now known as the “Hamilton Mine No. 1”) (the “Acquisition”).  Second, ARLP recently elected to surrender leases to certain undeveloped coal reserves resulting in a $10.7 million non-cash asset impairment in the 2015 Quarter.  Adjusted EBITDA, which excludes this non-cash impairment, decreased 6.1% to $185.8 million compared to the 2014 Quarter.  (For a definition of EBITDA, Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) approved a cash distribution to unitholders for the 2015 Quarter of $0.675 per unit (an annualized rate of $2.70 per unit), payable on November 13, 2015 to all unitholders of record as of the close of trading on November 6, 2015.  The announced distribution represents a 5.9% increase over the cash distribution of $0.6375 per unit for the 2014 Quarter and is equal to the amount paid in the quarter ended June 30, 2015 (the “Sequential Quarter”).

“ARLP once again distinguished itself as a leader in the coal industry by posting solid results in the 2015 Quarter,” said Joseph W. Craft III, President and Chief Executive Officer.  “Our operations led the way by producing a record 11.5 million tons during the 2015 Quarter and reducing segment adjusted EBITDA expense per ton by approximately 8.0% and 8.7% compared to the 2014 and Sequential Quarters, respectively.  Quarterly results were impacted by a non-cash asset impairment and inventory builds at various operations due in part to delays in scheduled shipments on coal sales agreements.  As previously announced, we completed the White Oak Acquisition during the 2015 Quarter and assumed operating and marketing control of the Hamilton Mine No. 1.  The integration of Hamilton Mine No. 1 into our operations is progressing rapidly; however, low-priced legacy contracts and transition costs, as well as the equity in loss of affiliates passed through from White Oak prior to the acquisition will be a drag on 2015 results.

-MORE-

Nonetheless, we continue to believe that adding this low-cost longwall operation to our portfolio provides ARLP with significant strategic advantages in the Illinois Basin which will benefit us in the long term.”

Mr. Craft added, “ARLP’s cash flow and profits remain strong.  Overall for the U.S. domestic thermal coal outlook, we expect future demand to be stable; however, the market continues to be oversupplied causing weak commodity prices.  We see no near term catalyst to improve pricing except a supply response by the industry. As we evaluate our own supply response to an uncertain coal market, ARLP is electing to maintain quarterly cash distributions per unit at current levels.  We are committed to managing ARLP as an enduring, profitable enterprise that will create long term value for our unitholders.  We believe this proactive decision to maintain current distribution levels, along with our low-cost, strategically located operations, conservative balance sheet and strong 1.66x distribution coverage ratio keeps ARLP well positioned to deliver on this objective.”

Consolidated Financial Results

Three Months Ended September 30, 2015 Compared to Three Months Ended September 30, 2014

For the 2015 Quarter, increased coal sales and production volumes from the Gibson South mine and Hamilton Mine No. 1 drove coal sales volumes up 4.8% to 10.3 million tons and production volumes higher by 12.0% to a record 11.5 million tons, both as compared to the 2014 Quarter.  Despite increased sales volumes, coal sales revenues of $547.5 million for the 2015 Quarter were slightly lower compared to the 2014 Quarter as a result of lower average coal sales prices, which declined 4.7% to $53.18 per ton sold.  The lower coal sales prices per ton were due primarily to shipments on the Hamilton Mine No. 1’s lower-priced legacy contracts and the impact of market conditions on realized prices.

Other sales and operating revenues decreased by $5.4 million to $9.6 million primarily due to the absence of certain payments in lieu of shipments received from a customer in the 2014 Quarter related to an Appalachian coal sales contract.  Lower other sales and operating revenues in the 2015 Quarter also reflect the termination of the previously existing coal royalty and surface facilities services agreements with White Oak upon closing of the Acquisition.

As mentioned above, equity in loss of affiliates from White Oak prior to the Acquisition increased $17.0 million in the 2015 Quarter primarily due to the impact of a July longwall move at the Hamilton Mine No. 1 and the impact in the 2014 Quarter on ARLP’s GAAP equity income and loss allocations as a result of equity contributions from another White Oak equity partner during the 2014 Quarter.

Operating expenses decreased 3.6% to $336.5 million due to an inventory build at various operations in the 2015 Quarter and a favorable production mix as compared to the 2014 Quarter, resulting from increased production and improved recoveries at our Gibson South mine and the addition of lower cost longwall production from the Hamilton Mine No. 1.  Lower cost production also contributed to lower Segment Adjusted EBITDA Expense per ton, which declined to $32.65 in the 2015 Quarter, an improvement of 8.0% compared to the 2014 Quarter.

Depreciation, depletion and amortization increased $15.0 million to $84.7 million in the 2015 Quarter compared to the 2014 Quarter, due to the reduction of the economic mine life at our

-MORE-

Hopkins mine, which is expected to close by the end of the first quarter of 2016, increased production at the Gibson South mine, which commenced initial production in April 2014, amortization of coal supply agreements acquired in December 2014 and the addition of the Hamilton Mine No.1 to ARLP’s operations in the 2015 Quarter.

As previously discussed, ARLP also recognized a non-cash asset impairment charge of $10.7 million in the 2015 Quarter to write down assets associated with the recent surrender of a lease agreement for certain undeveloped coal reserves and related property in western Kentucky.  Following ARLP’s recent successful acquisition of more than 450 million tons of western Kentucky coal reserves, we determined that coal reserves held under a previous lease agreement were not a core part of our foreseeable development plans.  As such, ARLP surrendered the lease in order to avoid the high holding costs of those reserves.

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

For the nine months ended September 30, 2015 (the “2015 Period”), increased production at our Tunnel Ridge mine, the start-up of coal production at our Gibson South mine in April 2014 and the addition of Hamilton Mine No. 1 to our operations, led to record coal production and sales volumes. Tons produced climbed to 31.5 million tons and tons sold increased to 30.3 million tons, compared to 30.2 million tons and 29.7 million tons, respectively, in the nine months ended September 30, 2014 (the “2014 Period”).  Total revenues rose 1.3% to a record $1.7 billion in the 2015 Period on the strength of higher other sales and operating revenues, primarily due to increased surface facility services and coal royalties from White Oak prior to the Acquisition.  Coal sales revenues declined slightly to $1.6 billion for the 2015 Period as average coal sales prices decreased approximately 3.0% to $53.92 per ton sold.  Increased operating expenses and equity in loss of affiliates drove Adjusted EBITDA for the 2015 Period down 6.8% to $560.3 million and, along with the asset impairment charge and higher depreciation, depletion and amortization, contributed to lower net income of $284.7 million, or $2.29 of net income per basic and diluted limited partner unit, a decrease of 23.8% compared to the 2014 Period.

-MORE-

Regional Results and Analysis

(in millions, except per ton data)	2015 Third Quarter	2014 Third Quarter	% Change Quarter / Quarter	2015 Second Quarter	% Change Sequential

Illinois Basin (1)
Tons sold	8.134	7.361	10.5%	7.739	5.1%
Coal sales price per ton (2)	$50.50	$52.82	(4.4)%	$51.91	(2.7)%
Segment Adjusted EBITDA Expense per ton (3)	$30.69	$33.64	(8.8)%	$32.12	(4.5)%
Segment Adjusted EBITDA (3)	$147.5	$145.3	1.5%	$150.3	(1.9)%

Appalachia
Tons sold	2.160	2.464	(12.3)%	2.742	(21.2)%
Coal sales price per ton (2)	$61.61	$64.76	(4.9)%	$59.22	4.0%
Segment Adjusted EBITDA Expense per ton (3)	$37.23	$38.94	(4.4)%	$43.31	(14.0)%
Segment Adjusted EBITDA (3)	$53.4	$68.5	(22.0)%	$45.5	17.4%

Total (4)
Tons sold	10.294	9.825	4.8%	10.481	(1.8)%
Coal sales price per ton (2)	$53.18	$55.81	(4.7)%	$54.13	(1.8)%
Segment Adjusted EBITDA Expense per ton (3)	$32.65	$35.48	(8.0)%	$35.77	(8.7)%
Segment Adjusted EBITDA (3)	$203.8	$214.8	(5.1)%	$199.9	2.0%

(1)         In the 2015 Quarter, ARLP realigned its segment presentation.  The Illinois Basin segment now includes the consolidated Hamilton Mine No. 1 previously owned by White Oak.  Prior periods have been conformed to include our activities with White Oak in the Illinois Basin segment.

(2)         Sales price per ton is defined as total coal sales divided by total tons sold.

(3)         For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(4)         Total reflects consolidated results which include the other and corporate segment and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

Reflecting higher coal sales volumes from our Gibson South mine and additional volumes from the assumption of operations at the Hamilton Mine No. 1, the Illinois Basin sold 8.1 million tons of coal in the 2015 Quarter, an increase of 10.5% over the 2014 Quarter.  The increase from Gibson South and Hamilton Mine No. 1 was offset in part by reduced unit shifts at our Pattiki, Warrior, Onton, River View and Gibson North mines in response to current market conditions.  Compared to the Sequential Quarter, the addition of Hamilton Mine No. 1 pushed sales volumes in the Illinois Basin higher by 5.1%.  In Appalachia, coal sales volumes decreased in the 2015 Quarter compared to both the 2014 and Sequential Quarters due to reduced sales from the Tunnel Ridge mine.  Reflecting current market conditions, customer deferrals of scheduled shipments in the 2015 Quarter also impacted coal sales volumes and contributed to a 1.2 million ton increase in coal inventory.

ARLP’s total coal sales price per ton in the 2015 Quarter decreased in line with expectations compared to both the 2014 and Sequential Quarters reflecting current market conditions.  Reduced coal sales prices in the Illinois Basin also reflect lower-priced legacy contracts at the Hamilton Mine No. 1 inherited by ARLP upon closing of the Acquisition. In Appalachia, favorable sales mix in the 2015 Quarter resulted in higher coal sales prices compared to the Sequential Quarter.

Total Segment Adjusted EBITDA Expense per ton in the 2015 Quarter decreased 8.0% and 8.7% compared to the 2014 and Sequential Quarters, respectively, as a result of reduced expenses per ton in both the Illinois Basin and Appalachian regions.  In the Illinois Basin, Segment Adjusted

-MORE-

EBITDA Expense per ton decreased compared to the 2014 and Sequential Quarters primarily due to the addition of lower-cost longwall production from Hamilton Mine No. 1, increased production and recoveries from our Gibson South mine, improved recoveries from our Dotiki and Hopkins mines partially offset by the impact of reduced unit shifts at various mines discussed above in response to market conditions.  In Appalachia, Segment Adjusted EBITDA expense per ton improved by 4.4% and 14.0% compared to the 2014 and Sequential Quarters, respectively, due to increased recoveries and fewer longwall move days at our Tunnel Ridge mine.  In addition, Segment Adjusted EBITDA Expense per ton for both segments decreased compared to the 2014 and Sequential Quarters as a result of lower coal inventory charges in the 2015 Quarter.

Outlook

“Coal supply  reversed trend in the 2015 Quarter as production increased compared to the Sequential Quarter in both the Illinois Basin and the northern Appalachian basin as competitors fight for survival.  Due to this oversupply, our increasing inventories and our customers’ focus on their short-term supply needs, ARLP has curtailed production by reducing unit shifts and will continue to produce below our installed capacity for the foreseeable future, which may include some near-term shifting of production to our lowest-cost mines.  We will work to mitigate this reduction in production and sales volume by lowering our costs and capital expenditures.  Historically, ARLP’s cash flow growth has been driven by increased coal volumes.  Even though we are well positioned to continue this growth with low cost excess capacity, the market has to demand our coal at reasonable prices before ARLP will increase its production,” Mr. Craft said.

Based upon current market conditions, ARLP is adjusting its previous 2015 full-year ranges for coal production to 41.1 to 41.7 million tons, coal sales volumes to 40.9 to 41.5 million tons and revenues; excluding transportation revenues to $2.27 to $2.30 billion.  Adjusted EBITDA is currently estimated in a range of $730.0 to $750.0 million and net income in a range of $360.0 to $380.0 million.  (For a definition of Adjusted EBITDA and related reconciliation to the most comparable GAAP financial measure, please see the end of this release.)

ARLP is essentially fully priced and committed for its anticipated 2015 coal sales volumes and has also secured coal sales and price commitments for approximately 31.9 million tons, 16.8 million tons and 12.5 million tons in 2016, 2017 and 2018, respectively.

ARLP continues to anticipate 2015 total capital expenditures in a range of $265.0 to $285.0 million.  In addition to these capital expenditures, ARLP currently anticipates funding investments in 2015 of $105.0 to $115.0 million.  These anticipated investments include the $50.0 million cash payment for White Oak equity upon closing of the Acquisition and $10.8 million of preferred equity contributions funded to White Oak prior to the closing.  These 2015 investments include approximately $45.0 to $55.0 million to both complete our original $50.0 million commitment to acquire oil and gas mineral interests and begin funding of ARLP’s recent commitment to invest an additional $100.0 million in this activity over the next two years.

A conference call regarding ARLP’s 2015 Quarter financial results is scheduled for Tuesday, October 27, 2015 at 9:00 a.m. Eastern.  To participate in the conference call, dial (855) 793-3259 and provide conference number 51932077.  International callers should dial (631) 485-4928 and provide the same conference number. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

-MORE-

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (855) 859-2056 and provide conference number 51932077.  International callers should dial (404) 537-3406 and provide the same conference number.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates eleven mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated

-MORE-

with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015 and ARLP’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed on May 8, 2015 and August 6, 2015, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Tons Sold	10,294	9,825	30,276	29,682
Tons Produced	11,450	10,219	31,471	30,233

SALES AND OPERATING REVENUES:
Coal sales	$547,466	$548,357	$1,632,493	$1,649,093
Transportation revenues	9,395	6,001	24,323	17,816
Other sales and operating revenues	9,584	14,970	74,765	43,019
Total revenues	566,445	569,328	1,731,581	1,709,928

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	336,527	349,170	1,045,954	1,024,305
Transportation expenses	9,395	6,001	24,323	17,816
Outside coal purchases	2	3	326	7
General and administrative	17,948	16,995	52,336	54,201
Depreciation, depletion and amortization	84,661	69,646	242,730	203,539
Asset impairment charge	10,695	—	10,695	—
Total operating expenses	459,228	441,815	1,376,364	1,299,868

INCOME FROM OPERATIONS	107,217	127,513	355,217	410,060

Interest expense, net	(7,352)	(8,584)	(23,626)	(25,395)
Interest income	285	432	1,421	1,238
Equity in (loss) income of affiliates, net	(17,221)	68	(49,049)	(13,546)
Other income	455	549	750	1,178
INCOME BEFORE INCOME TAXES	83,384	119,978	284,713	373,535

INCOME TAX EXPENSE	12	—	17	—

NET INCOME	83,372	119,978	284,696	373,535
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	7	—	27	—

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$83,379	$119,978	$284,723	$373,535

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$37,311	$35,316	$111,735	$103,465

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$46,068	$84,662	$172,988	$270,070

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$0.61	$1.13	$2.29	$3.59

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.675	$0.625	$1.9875	$1.835

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING — BASIC AND DILUTED	74,188,784	74,060,634	74,169,538	74,038,952

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,936	$24,601
Trade receivables	171,402	184,187
Other receivables	628	1,025
Due from affiliates	168	7,221
Inventories	123,608	83,155
Advance royalties	7,663	9,416
Prepaid expenses and other assets	17,740	31,283
Total current assets	357,145	340,888

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,215,566	2,815,620
Less accumulated depreciation, depletion and amortization	(1,336,176)	(1,150,414)
Total property, plant and equipment, net	1,879,390	1,665,206

OTHER ASSETS:
Advance royalties	26,887	15,895
Due from affiliate	—	11,047
Equity investments in affiliates	48,034	224,611
Goodwill	161,985	—
Other long-term assets	31,952	27,412
Total other assets	268,858	278,965
TOTAL ASSETS	$2,505,393	$2,285,059
LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$100,456	$85,843
Due to affiliates	170	370
Accrued taxes other than income taxes	21,032	19,426
Accrued payroll and related expenses	47,514	57,656
Accrued interest	3,330	318
Workers’ compensation and pneumoconiosis benefits	8,893	8,868
Current capital lease obligations	1,333	1,305
Other current liabilities	27,003	17,109
Current maturities, long-term debt	142,159	230,000
Total current liabilities	351,890	420,895
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	810,889	591,250
Pneumoconiosis benefits	58,858	55,278
Accrued pension benefit	38,566	40,105
Workers’ compensation	49,084	49,797
Asset retirement obligations	107,820	91,085
Long-term capital lease obligations	14,602	15,624
Other liabilities	22,453	5,978
Total long-term liabilities	1,102,272	849,117
Total liabilities	1,454,162	1,270,012

COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 74,188,784 and 74,060,634 units outstanding, respectively	1,340,572	1,310,517
General Partners’ deficit	(257,593)	(260,088)
Accumulated other comprehensive loss	(33,669)	(35,847)
Total ARLP Partners’ Capital	1,049,310	1,014,582
Noncontrolling interest	1,921	465
Total Partners’ Capital	1,051,231	1,015,047
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$2,505,393	$2,285,059

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$528,895	$586,393

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(159,182)	(233,659)
Changes in accounts payable and accrued liabilities	(3,093)	145
Proceeds from sale of property, plant and equipment	1,519	272
Proceeds from insurance settlement for property, plant and equipment	—	4,512
Purchases of equity investments in affiliates	(47,624)	(85,250)
Payments for acquisitions of businesses, net of cash acquired	(74,953)	—
Payments to affiliate for acquisition and development of coal reserves	—	(1,401)
Advances/loans to affiliate	(7,300)	—
Other	1,807	—
Net cash used in investing activities	(288,826)	(315,381)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	6,500	—
Payments under securitization facility	(6,500)	—
Payments under term loans	(20,319)	(12,500)
Borrowings under revolving credit facilities	463,000	221,800
Payments under revolving credit facilities	(200,000)	(301,800)
Payment on long-term debt	(205,000)	(18,000)
Payments on capital lease obligations	(994)	(1,113)
Contribution to consolidated company from affiliate noncontrolling interest	1,483	—
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,719)	(2,991)
Cash contributions by General Partners	95	111
Distributions paid to Partners	(258,697)	(235,344)
Other	(5,583)	—
Net cash used in financing activities	(228,734)	(349,837)

NET CHANGE IN CASH AND CASH EQUIVALENTS	11,335	(78,825)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	24,601	93,654

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$35,936	$14,829

-MORE-

Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and “Adjusted EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified to reflect significant non-recurring items that may not reflect the trend of future results.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe Adjusted EBITDA is a useful measure for investors because it further demonstrates the performance of our assets without regard to non-recurring charges.

Distributable cash flow (“DCF”) is defined as Adjusted EBITDA excluding equity in income or loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio (“DCR”) is defined as DCF divided by distributions paid to partners.  DCF and DCR are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA, Adjusted EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

-MORE-

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,	Year Ended December 31,
	2015	2014	2015	2014	2015	2015E Midpoint

Net income	$83,372	$119,978	$284,696	$373,535	$94,857	$370,000
Depreciation, depletion and amortization	84,661	69,646	242,730	203,539	79,801	330,000
Interest expense, gross	7,219	8,152	22,723	24,990	7,855	29,300
Capitalized interest	(152)	—	(518)	(833)	(154)	—
Income tax expense	12	—	17	—	7	—
EBITDA	175,112	197,776	549,648	601,231	182,366	729,300
Asset impairment charge	10,695	—	10,695	—	—	10,700
Adjusted EBITDA	185,807	197,776	560,343	601,231	182,366	740,000
Equity in loss (income) of affiliates, net	17,221	(68)	49,049	13,546	22,142	50,000
Interest expense, gross	(7,219)	(8,152)	(22,723)	(24,990)	(7,855)	(29,300)
Income tax expense	(12)	—	(17)	—	(7)	—
Estimated maintenance capital expenditures (1)	(56,792)	(60,292)	(156,096)	(178,375)	(47,214)	(205,500)
Distributable Cash Flow	$139,005	$129,264	$430,556	$411,412	$149,432	$555,200
Distributions paid to partners	$88,100	$80,440	$258,697	$235,344	$86,241
Distribution Coverage Ratio	1.58	1.61	1.66	1.75	1.73

(1)  Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2015 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.96 per produced ton compared to the estimated $5.90 per produced ton in 2014.  Our current per ton estimate of average annual maintenance capital expenditures decreased from our initial estimate of $5.55 per ton as a result of the integration of Hamilton Mine No. 1 and optimization efforts across all of our operations.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA per ton” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended September 30,		Three Months Ended June 30,
	2015	2014	2015

Operating expense	$336,527	$349,170	$375,065
Outside coal purchases	2	3	2
Other income loss	(455)	(549)	(177)
Segment Adjusted EBITDA Expense	$336,074	$348,624	$374,890
Divided by tons sold	10,294	9,825	10,481
Segment Adjusted EBITDA Expense per ton	$32.65	$35.48	$35.77

-MORE-

Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and asset impairment charge divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from Adjusted EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended September 30,		Three Months Ended June 30,
	2015	2014	2015

Adjusted EBITDA (See reconciliation to GAAP above)	$185,807	$197,776	$182,366
General and administrative	17,948	16,995	17,542
Segment Adjusted EBITDA	$203,755	$214,771	$199,908
Divided by tons sold	10,294	9,825	10,481
Segment Adjusted EBITDA per ton	$19.79	$21.86	$19.07

-END-